We have issued our reports dated March 1, 1996, accompanying the consolidated financial statements and schedules of Venturian Corp. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts".

/s/ Grant Thornton LLP

Minneapolis, Minnesota
July 22, 1996